Exhibit 10.11

CERTAIN CONFIDENTIAL INFORMATION IN THIS DOCUMENT, MARKED BY [***], HAS BEEN OMITTED BECAUSE IT IS BOTH (I) NOT MATERIAL AND (II) WOULD BE COMPETITIVELY HARMFUL IF PUBLICLY DISCLOSED

11 March 2024

Messrs.

Heritas S.A.

Zeballos 249, Edificio CEPIDE, S2000 Rosario, Santa Fe, Argentina

Att. Marius Calmet

Ref: Service Lease Offer No. 01/2024

Our highest consideration:

I, the undersigned, Paulo Díaz Meyer, in my capacity as attorney-in-fact of Meyer Lab S.A., am pleased to address you in order to express my acceptance of the terms and conditions of your Offer of Service Lease No. 01/2024, dated March 11, 2024.

Yours faithfully

/s/ Paulo Díaz Meyer
Paulo Díaz Meyer
Meyer Lab S.A.
Attorney-in-fact

March 11, 2024

Messrs.

Meyer Lab S.A.

Col. Irrazabal esq. Mcal. Estigarribia, Paraguay

Ref: Service Lease Offer No. 01/2024

Yours:

The undersigned, Marius Calmet, attorney-in-fact of HERITAS SA (hereinafter the “Company” or “Heritas”), with legal domicile at Zeballos 249, Edificio CEPIDE, S2000 Rosario, Santa Fe, Argentina, has the pleasure to address to you, Meyer Lab S.A., (hereinafter the “Client” and, jointly with the Company the “Parties”), in order to send you this letter with the proposed terms and conditions of the service lease and its attachments (hereinafter the “Offer”).

The parties to this Agreement collectively are referred to as the “Parties” and each individually as a “Party”. All references to a Party include its Affiliates for purposes of setting forth the rights and obligations of each Party to this Agreement.

In this sense, the Offer shall be deemed accepted by sending by you of a notice of acceptance within three (3) days of receipt hereof.

AND, WHEREAS:

I.	HERITAS owns a genomic diagnostic services production system (clinical genomics, human microbiome and reproductive genomics) (the “HERITAS Service”);

II.	That the CLIENT is a clinical analysis laboratory that requires genomic diagnostic services and

III.	HERITAS represents and declares that it has sufficient experience, technical capacity, and suitability to satisfactorily perform the Services.

By virtue of the foregoing, and acceptance of this Offer, Heritas shall provide the Services under the terms and conditions detailed below:

FIRST: DEFINITIONS.

1.1 The following terms have the meanings indicated below:

“Affiliate” with respect to any Party, any other corporation or entity that, directly or indirectly, controls, is controlled by, or is under common control with, a Party to this Agreement. For purposes of Agreement, the term “Control” (including the terms “controlling”, “controlled” and “subject to common control”) means the ownership, directly or indirectly, of 50% or more of the voting securities of a corporation, or any power by which a Party controls or has the right to control or significantly influence the governing body of a corporation.

“Confidential Information” means any and all proprietary information of either Party and its Affiliates that is exchanged between the Parties at any time during the term of the Agreement, including without limitation information concerning technical or commercial matters, know-how, intellectual property, trade secrets, germplasm and other materials, DNA sequences and derivatives, vectors, cells, antibodies, proteins, biological substances, which are owned or held by either Party to this Agreement now or in the future and which are disclosed by one Party to the other in connection with this Agreement. Confidential Information shall include proprietary information disclosed in written or other material form, including samples of materials and in electronic form. The fact that a Party has specifically marked or identified information as confidential or proprietary is indicative of that Party’s affirmative determination that such information should be respected as such, but the absence of any special marking or identification is not determinative of whether the information received ceases to be confidential to the other Party. Information shall cease to be confidential only when:

(i)	It is disclosed to the public knowledge without fault of either Party, or

(ii)	It was known to the CUSTOMER prior to the signing of this Agreement and its knowledge was acquired independently from the other Party (including individually its employees), or

(iii)	It has been published by a third party with the right to do so, or

(iv)	A law or court order so requires, and the Party that must disclose the information shall be obliged to immediately notify the other Party of such circumstances so that it may obtain the judicial protection to which it believes it is entitled;

“Samples”: means any biological material of human origin (blood and blood derivatives, other body fluids, tissue, DNA, RNA, etc.) that can be used for laboratory (genetic) testing.

“Intellectual Property or IP” means all intellectual property rights of any kind, including, but not limited to: (a) patents, patent applications anywhere in the world; (b) copyrights, internet domain names, database rights, registered or unregistered and software; (c) trademarks and trademark applications, including service and product marks, image rights, company names; (d) plant breeders’ rights, including all variety protection certificates and any applications for plant breeders’ rights anywhere in the world; (e) trade secrets, know how; and (f) any applications, continuations in part, renewals, extensions and registrations anywhere in the world of the rights mentioned in (a), (b), (c) and (d); and (g) and the right to claim priority, reciprocity or national treatment in any country, based on the above.

“HERITAS Services”: All the services included in Annex I provided by HERITAS and/or its Affiliates.

1.2 The heading of Articles and Sections is for ease of reference only and shall in no way affect the interpretation of any of the provisions of this Agreement.

SECOND: OBJECT.

The purpose of this Agreement is to provide the genomic diagnosis Services provided by HERITAS and/or its Affiliates as defined in ANNEX I hereto.

HERITAS undertakes to carry out all the necessary work and to use all its expertise and knowledge for the achievement of the object, acting within the ethical and legal requirements of any activity.

The application that the CUSTOMER makes of the results of the Service is the sole responsibility of the CUSTOMER. HERITAS’ responsibility is limited to the fulfillment of the obligations that integrate the Service and not to the consequences that may derive from the Service.

THIRD. CUSTOMER OBLIGATIONS

The CUSTOMER shall send the Samples to HERITAS for the provision of the HERITAS Service, in accordance with the terms and conditions set forth in ANNEX I hereto.

The CLIENT undertakes to send, every six months, an estimate of the number of studies they plan to send to HERITAS.

The CLIENT undertakes to make the payment of the agreed consideration in accordance with the terms set forth in this contract.

In case of non-compliance by the CUSTOMER in any of these obligations, HERITAS reserves the right to suspend the provision of the service until such obligations are fulfilled.

FOURTH. PRICING OF HERITAS’ SERVICES. FORM OF PAYMENT TO HERITAS.

HERITAS’ services shall be invoiced on the last day of each month. The invoice shall be accompanied by a detail of each of the invoiced services. The prices of HERITAS’ services are detailed in Annex III of this Agreement. The CUSTOMER shall pay for the services within 15 days of the date of issuance of the invoice.

HERITAS reserves the right to invoice the services rendered under this contract from any of its Affiliates, as it deems convenient. HERITAS shall notify the CUSTOMER in advance about the Affiliated company from which the invoice for the services shall be issued. In case HERITAS decides to change the billing Affiliate company, it shall notify the CUSTOMER of such change with reasonable notice. The CUSTOMER acknowledges and accepts that this billing choice by HERITAS shall not affect its rights or obligations under this contract, including, among others, the agreed payment terms, and delivery conditions.

FIFTH. COSTS.

The cost responsible parties will be calculated in accordance with the following table:

Amount per shipment	Cost to be paid by:
Less than 500usd	Cost 100% at Customer’s expense
Less than 1500usd	Cost 75% to be borne by the Customer
Less than 2500usd	Cost 50% to be borne by the Customer
Greater than 2500usd	Cost 100% at Heritas’ expense

The shipping cost includes the following items:

●	Hiring an international courier.

●	International freight Argentina - Paraguay.

●	Customs formalities within the scope of the Courier system, at origin and destination.

●	Freight from Paraguay to HERITAS (Rosario - Argentina).

●	Maximum frequency: once every 15 days.

Procedures to be conducted by the CUSTOMER: generation of the documentation required by the Courier and the national competition authorities, both in Argentina and Paraguay.

The CUSTOMER shall be responsible for the distribution costs at origin. SIXTH. INTELLECTUAL PROPERTY. USE OF HERITAS TRADEMARKS.

6.1 HERITAS has developed certain Intellectual Property including but not limited to information regarding technical or commercial matters, know-how, intellectual property, trademarks, trade secrets, germplasm and other materials, DNA sequences and derivatives, vectors, cells, antibodies, proteins, biological substances, etc. (hereinafter “HERITAS IP”) that may be the subject matter of HERITAS Services.

The CUSTOMER acknowledges that all HERITAS’ Intellectual Property involved in this Agreement is owned by HERITAS and over which the CUSTOMER has no right, and expressly agrees to comply and enforce by its dependents and third parties for whom it is responsible, to the full extent, all IP HERITAS’ rights involved in this Agreement. The CUSTOMER also acknowledges that the violation of such IP HERITAS by the CUSTOMER, or by its dependents, or third parties for which it is responsible, shall be cause for termination of this Agreement, and HERITAS may demand compensation for damages caused.

6.2 HERITAS authorizes the CUSTOMER to use the trademarks listed in Annex II with the sole purpose of fulfilling the Purpose of this agreement. Any marketing activity that the CUSTOMER wishes to carry out must be approved in writing prior to its dissemination by HERITAS.

SEVENTH. INDEMNITY. LIMITATION OF LIABILITY.

7.1 HERITAS declares and guarantees to be the exclusive owner of intellectual property rights, and undertakes to hold harmless, and if applicable indemnify the CUSTOMER, for any third-party claim related to the ownership and/or exploitation rights and/or use of such Material.

7.2 HERITAS undertakes to provide the contracted Services in accordance with all applicable laws and regulations. However, HERITAS does not assume any responsibility for the specific results that may arise from the rendering of such services, nor shall HERITAS be liable for any claims that the holders of the Samples may submit with respect to such results. The CUSTOMER acknowledges and accepts that any result obtained as a consequence of the services rendered by HERITAS does not exempt the CUSTOMER from the obligation to comply with its own legal, ethical or professional responsibilities.

7.3 The CUSTOMER accepts that, in case of total or partial frustration or defect in the provision of the Services, HERITAS limits its contractual and non-contractual liability for any concept to a maximum amount equal to the consideration for the Services established for each contract. The CUSTOMER shall not be entitled to receive any compensation for any concept, monetary or non-monetary, in excess of what is indicated in this clause. None of the Parties shall be liable in any case for indirect damages such as loss of profits, loss of chance or similar concept.

EIGHTH: FORTUITOUS EVENT OR FORCE MAJEURE.

8.1 Neither Party shall be liable for any failure or delay in the performance of any obligation under this Contract, when its cause is based on any event that could not have been foreseen or, having been foreseen, could not have been avoided (hereinafter “Fortuitous Event”), such as prolonged rains, rain and wind storms, hailstorms and other unforeseen weather conditions that prevent the completion of the Tests as agreed.

8.2 The Party that is prevented from performing any obligation under this Contract due to an fortuitous Event shall inform the other Party in writing within a period not exceeding three working days from the day on which the event occurred and shall continue with the full performance of the Contract as soon as reasonably possible, and shall take all measures advisable to remove or remedy the cause of the interruption. The time during which the situation of Fortuitous Event lasts shall not be computed for the purposes of the term in which the obligation in question must be fulfilled.

8.3 If the period of time during which the Fortuitous Event situation lasts is longer than thirty (30) days, the Parties shall negotiate in good faith the modality to overcome such situation. In the event that the Parties fail to reach an agreement within thirty (30) days of the commencement of such negotiations, the Contract shall be terminated without liability for any of the Parties.

the Parties, without prejudice to the CUSTOMER’s obligation to pay the consideration to HERITAS for the Services rendered up to that moment.

NINTH: INTUITU PERSONAE.

9.1 For all purposes, it is understood that this Agreement is intuitu personae, having been entered into by virtue of HERITAS’ trust, suitability, attitudes, and capacity. Notwithstanding the foregoing, HERITAS may use employees and structure of its related companies for the rendering of the Services, notifying the CUSTOMER.

9.2 Likewise, HERITAS reserves the right to assign, transfer or delegate all or part of the rights and obligations derived from this contract to any of its affiliates, controlling or controlled companies, without the need to obtain prior consent from the CUSTOMER. The assignment may be made at any time during the term of the contract, by written notice to the CUSTOMER at least 15 days in advance.

The assignment of the contract in accordance with this clause shall not constitute a breach of contract by HERITAS nor shall it grant the CUSTOMER the right to terminate the contract.

TENTH: CONFIDENTIALITY OF INFORMATION.

10.1 During the term of this Agreement and after its expiration, the Parties agree to keep secret all Confidential Information received and derived from this Master Agreement concerning the Material, plants or any other material transferred, and the results obtained, whether the information is received directly or through its dependents or employees. The Confidential Information referred to may be either written or oral.

10.2 HERITAS agrees to use the Confidential Information only for the purpose foreseen in this Agreement and that likewise, HERITAS shall not disclose, publish or allow any third party to have access to it, nor use the Confidential Information for any other purpose not authorized herein.

10.3 The confidentiality obligations set forth herein shall remain in effect for 5 (five) years after the termination of this Agreement.

ELEVENTH: VALIDITY. NON-COMPLIANCE.

11.1 This Master Agreement shall have a term of one (1) year from the execution of the Master Agreement. Likewise, the parties may agree in writing to renew it, by means of the subscription of an addendum ratifying the terms hereof, modifying the points deemed necessary by the parties.

In the event of expiration of the term without written agreement for renewal, the Contract shall terminate by operation of law.

The parties may, upon thirty (30) days written notice, terminate the Master Agreement early. Failure to give such notice shall result in one (1) month’s service charge for exit costs, which shall be invoiced upon termination of the service. The invoice must be cancelled within fifteen (15) days of receipt thereof.

11.2 In case of termination of the Agreement for any reason, HERITAS shall return all the Material delivered to HERITAS. When the restitution of the Material is not possible, HERITAS shall proceed to its destruction.

TWELFTH: APPLICABLE LAW; JURISDICTION.

12.1 This Master Agreement shall be governed by the laws of the Republic of Argentina, and the Parties waive any applicable conflict of law rules.

12.2 In the event of any difference, disagreement, controversy or dispute arising with respect to the interpretation or performance of the Master Agreement and the services contained in the Commercial Proposals, the Parties agree to submit to the jurisdiction of the ordinary courts of the city of Rosario, Province of Santa Fe, expressly waiving any other jurisdiction or court that may be applicable.

THIRTEENTH: DOMICILE; NOTIFICATIONS.

For all the effects derived from the present Contract, the Parties constitute domiciles at the addresses indicated in the heading, where the notifications sent therein shall be considered valid.

MISCELLANEOUS

FOURTEENTH: INDEPENDENCE OF THE PARTIES.

14.1 The Parties are independent parties, and this Master Agreement does not establish between them any corporate relationship, joint venture, franchise or representation whatsoever, nor does it authorize them to assume commitments or obligations of any kind, express or implied, on behalf of the other Party.

14.2 The Parties agree that this Agreement does not imply or infer any future commercial relationship and/or commitment between them.

FIFTEENTH: AMENDMENTS.

Any amendment or modification of the provisions of the Contract shall be made by a document duly and validly signed by the Parties. No waiver of any breach on any occasion shall constitute a waiver of any subsequent breach.

SIXTEENTH: DIVISIBILITY.

In the event that any provision of the Contract is declared illegal, void or unenforceable, the other provisions of this Contract shall not be affected and shall remain in full force and effect. The Parties shall use their best efforts to replace any provision that has been declared illegal, void or unenforceable with another provision that is as similar as possible and of a similar nature.

SEVENTEENTH: COMPLIANCE WITH LAWS.

17.1 Each Party shall fully comply, and shall ensure that its contractors, outside employees, agents and representatives also comply, with all applicable national, international, federal, state and local laws, regulations and governmental orders in connection with this Agreement, each Party’s performance hereunder, and its procurement, supply, manufacture, purchase, sale or use of the Products.

17.2 Each Party should maintain all records with governmental agencies, commercial registries, chambers of commerce or other offices as may be required by law to properly conduct commercial business.

17.3 In addition to the foregoing, each Party represents, warrants and covenants that neither it nor its Affiliates, its shareholders, subcontractors, members, managers, directors, officers, employees, independent contractors, subcontractors, agents or representatives (i) has made or will make an offer, payment, promise to pay or authorize the payment of any money, including refunds, or has made a gift, promised to give, or authorized the giving of any item of value to a third party, including, without limitation, the following: to a government official, political party, party official, family member, or representative of a state-owned enterprise for the purpose of improperly influencing the recipient; obtaining or retaining business; or to secure or obtain an improper business advantage; or (ii) has taken or will take any action, or will permit or authorize any action to be taken, including an action in connection with the conduct of its business and the transactions contemplated by this Agreement, that would cause the Party its Affiliates to violate applicable anti-bribery or anti-corruption laws, including, without limitation, U.S. Foreign Practices Act of 1777, as amended (“FCPA”); OECD Convention on Combating Bribery of Foreign Public Officials in International Business Transactions and related implementing legislation and all local laws in the countries in which business is conducted under this Agreement.

17.4 If the Party or its Affiliates, its members, managers, directors, officers, employees, affiliates and associated companies are the subject of any claim, allegation or accusation of being, or are found to have engaged in, a violation of the FCPA, the Party shall defend the other Party, its employees and Affiliates against any such claim, suit, action or proceeding threatened or actual, and shall indemnify and hold harmless any and all costs incurred (including pre-trial investigations, expert fees, attorneys’ fees) and any and all sums paid or awarded with respect thereto as penalties, damages, restitution or otherwise.

17.5 If a Party fails to comply with the requirements of this Section, the other Party may immediately terminate this Agreement by notice to the defaulting Party.

17.6 The Customer shall comply with HERITAS’ Code of Ethics, which is included in Annex IV and is an integral part of this contract.

/s/ Marius Calmet
Heritas SA By: Marius Calmet
Title: CEO

ANNEX I - HERITAS

SERVICES

The Héritas service includes the delivery of genomic diagnostic results in reproductive health, clinical genomics (rare diseases, hereditary cancer) and human microbiome.

The service includes the reception and evaluation of the quality of the genetic content (DNA;RNA) of samples sent by the client, the analysis of the sample in sequencing instruments @Ilumina, the generation and bioinformatics analysis of the data obtained, the analysis of the data for the evaluation of genetic variants that determine health and disease conditions, the generation and sending of the report of the results of the genomic diagnosis performed for each service offered and the pre- and post-study genetic counseling.

To achieve this service, Héritas has a multidisciplinary team made up of biochemists, biologists, biotechnologists, bioinformaticians, genetic analysts and medical geneticists.

ANNEX II - TRADEMARKS AND LOGOS

Marks and Logos. Permitted uses:

o	Incorporation of the HERITAS logo and associated products in the Results Report with prior validation.

o	Incorporation of the HERITAS logo and associated products in dissemination materials with prior validation.

o	Incorporation of HERITAS logo and associated products in the sampling kits with prior validation.

o	Incorporation of the HERITAS logo and associated products in the Results Report with prior validation.

In the event of situations not contemplated in this contract, the CUSTOMER must receive written authorization for use.

ANNEX III - PRICE LIST HERITAS SERVICES

Solution	Price
EPFR - Exome Targeted Clinical Trial	[***]
EPFR - Exoma Clinically Directed Exome Trio	[***]
EPFR - Mitochondrial	[***]
MICR - Intestinal Microbiome	[***]
ONCO - Basic Hereditary Cancer Panel	[***]
ONCO - Expanded Hereditary Cancer Panel	[***]
ONCO - Sophia Myeloid Panel	[***]
PREN - Prenatal Non Invasive Basic Test	[***]
PREN - Genos Non Invasive Prenatal Test	[***]
REAP - Bioinformatics Reopening	[***]
VIDEO CONSULTATIONS GEN 24 PRETEST	[***]

*Values	expressed in U.S. Dollars. Taxes not included. Includes logistics costs.

ANNEX IV - CODE OF ETHICS - HERITAS

OBJECTIVE

The purpose of this Code of Conduct is to establish guidelines for the conduct of those who are part of Héritas.

The aim is to ensure that the highest ethical standards govern internal relations within company, as well as business relations and relations with the community in general.

Héritas Personnel shall foster a culture of honesty and responsibility, conducting themselves in accordance with the terms and spirit of this Code.

SCOPE

This Code applies to all directors, managers and other permanent, contract, permanent or semi-permanent, temporary and internal employees (all collectively and each of them referred to as “the Personnel”) of Héritas.

Héritas’ suppliers, contractors, advisors and consultants will also be asked to accept the ethical principles of this Code and will be provided with a copy, which they will acknowledge receipt of.

RESPONSIBILITIES

Héritas Personnel shall foster a culture of honesty and responsibility, conducting themselves in accordance with the terms and spirit of this Code.

DEVELOPMENT

This Code of Business Conduct and Ethics (“this Code”) is publicly available.

It shall be made known all Personnel working at Héritas S.A. on the date of approval of this Code and to all those who join later, at the time of their entry.

All Héritas S.A. Personnel must expressly and formally accept this Code.

Index

1.	Personal behaviors

1.1	Staff Responsibilities.

1.2	Shared responsibilities

1.3	Conduct not permitted

1.4	Conflict of interest

1.5	Corporate opportunities

1.6	Opinions

2.	Business relationships

3.	Community relations

3.1	Compliance with laws, rules and regulations

3.2	Environment, occupational health and safety

4.	Fair treatment and non-discrimination

5.	Quality, use and protection of company information

5.1	Quality of public information

5.2	Accuracy of the company’s financial records

5.3	Insider trading

5.4	Protection of confidential information

5.5	Content of correspondence and retention of records

6.	Protection and proper use of the company’s assets

7.	Gifts

7.1	General principle.

7.2	Business gifts and invitations to individuals.

7.3	Gifts and invitations to officials and employees.

7.4	Acceptance of gifts and invitations.

8.	Political activities and contributions

9.	Compliance with this code

10.	Reporting of any illegal or unethical conduct

About Personal Conduct

1.1. Staff Responsibilities Héritas Staff shall:

a) Promote a culture of honesty and responsibility, conducting themselves in accordance with the terms and spirit of this Code.

b) To achieve a high level of ethical conduct, which should be reflected in all of the company’s activities, including, but not limited to, relations with employees, patients, suppliers, competitors, the government and the community in general.

c) Strive to earn a reputation for integrity, professionalism and fairness.

d) Do not try to achieve indirectly what it is forbidden to do directly.

e) To act in good faith, complying with the provisions of internal and legal regulations.

f) Not to act in an arbitrary, violent or discriminatory manner, or with offensive or persecutory intentions.

1.2. Shared Responsibilities

Even well-intentioned actions, when in violation of the law or this Code, may result in negative consequences for the Company and/or Employees. Such consequences may result in corrective action and/or disciplinary sanctions, up to and including dismissal or removal from the respective position.

1.3. Prohibited Conduct

1.3.1. Héritas will not admit that the Personnel, during the performance of their duties or on the occasion of performing their tasks for the company:

a) Performs work unrelated to the company’s activity, during working hours, inside or outside the company’s facilities (this clause does not apply to members of the Board of Directors and other personnel who perform functions for the company in an autonomous or independent manner and without being subject to an established work schedule).

b) Engage in violent behavior.

c) Consume or be under the influence of alcoholic beverages or illegal substances.

d) Do not respect the rights of patients, providers or .

e) Treat patients and co-workers disrespectfully, using discourteous, insulting, defamatory or obscene verbal or gestural language.

f) Discriminate against, sexually harass or otherwise harass a co-worker or any other person.

g) Make insinuations, actions or comments that may create a climate of intimidation or offense.

h) Falsify or adulterate information, authorizing signatures, records, vouchers or documentation.

i) Execute transactions (e.g., collections, payments, etc.) or operations (e.g., purchases, sales, installation of services, etc.) without being duly authorized to do so or act fraudulently towards the company.

1.3.2. Personnel may not use company property, facilities, materials, services, or other company resources for their own benefit or for the benefit of a third party.

1.4. Conflict of Interest

1.4.1. Personnel have the obligation to conduct themselves in an honest and ethical manner, and to act in the best interests of the company, trying to avoid situations that present an actual or potential conflict between their private interests and those of the company.

A “conflict of interest” occurs when a person’s private interests conflict or interfere in any way with the interests of the company, or when he or she (or a member of his or her family) receives improper personal benefits because of his or her position in the company.

The main risk of a conflict of interest is that it may hinder work decisions or interfere with the efficient and objective performance of work.

1.4.2. As of the implementation of this Code, the entry of Close Relatives of Personnel must have the prior approval of the person in charge of Human Capital, and the company’s management.

The term “Close Relatives” includes blood relatives and in-laws of the first and second degree and cohabitation relationships.

1.4.3. Although it would not be possible to describe every situation that gives rise to or gives rise to a conflict of interest, the following are examples of situations that may constitute a conflict of interest and should be avoided by Company Personnel:

a) Accepting money, gifts of a certain value, personal discounts (unless such discounts are offered to all Personnel), or receiving other benefits granted by reason of their position, from a competitor, patient or supplier.

b) Compete with the company in the purchase or sale of goods, products, services or in any other operation, “Compete” being understood as engaging in the same line of business as Héritas S.A., or owning an equity interest in a company that competes with it.

c) Depriving the company, for its own benefit or that of a third party, of opportunities for sales or purchases of goods, products, services or rights.

d) Possessing a personal interest in a transaction involving the company, a competitor, patient or supplier, except for interests inherent to the position held in the company.

e) Making decisions or taking courses of action, from one’s position or position in the company, to protect or enhance any particular investment or financial interest held in a company with which the company is related.

f) Receiving loans or guarantees of an obligation, granted by virtue of the status of Personnel of the Company (does not include loans for the granting of which the position held in the Company has been taken into account for the sole purpose of assessing the solvency of the beneficiary).

g) Exerting a determining influence in the hiring of a company as a supplier, contractor, or representative, when said company is owned or managed by Close Relatives, or employs Close Relatives in hierarchical or managerial positions.

h) To be a supplier or representative of the Company, except in the case members of the Board of Directors who are members of associations of liberal professionals who provide advisory services to the Company on an autonomous basis.

i) Perform hierarchical or managerial functions in a supplier company or representative of Héritas SA, except in the case of members of the Board of Directors who are members of associations of liberal professionals who provide services to the company on an autonomous basis. The members of the

The members of the Board of Directors may sit on the Boards of Directors of such companies and perform purely external advisory duties, reporting to the Board of Directors.

1.4.4. Personnel involved in a conflict of interest shall manage such conflict of interest in an ethical manner and in accordance with the provisions of this Code.

To avoid conflicts of interest, Personnel must inform the Head of Human Capital of any significant transaction or relationship that could reasonably be expected to give rise to a conflict of interest. The Head of Human Capital - with the assistance of legal counsel if necessary - will take the necessary steps to avoid or resolve the conflict of interest.

Conflicts of interest involving members who are Directors, Managers or the Head of Human Capital must be reported to the Chief Executive Officer.

1.4.5. Personnel who do not avoid conflicts of interest or who - not depending on them but on the Company to avoid the situation - do not report in a timely manner the conflicts of interest that affect or could affect them, shall be subject to disciplinary measures, including dismissal or removal from their position.

1.5. Corporate Opportunities

Personnel are prohibited from using for personal or third party gain, assets, information and business opportunities arising from the situation, position or functions they perform in the company.

1.6. Opinions

The Company guarantees its Employees the constitutional right to freely express their individual opinions. However, opinions on public issues must always be expressed in a personal capacity.

Any opinion involving the company must be formally authorized by a person responsible (at least at management level) by the Chief Executive Officer.

Business Relationships

Trust and transparency in communication are fundamental to establishing lasting business relationships. In this regard, there are four aspects that Personnel should take into account:

a) Kindness and courtesy shall be a fundamental principle relations suppliers, people from other organizations and the general public.

b) In commercial transactions, there shall be no favoritism and no preferential or discriminatory treatment shall be given to any person. Requests and complaints must be channeled in accordance with the internal regulations established by the Company.

c) All decisions regarding the selection of suppliers of goods and services must be made in an impartial manner. It is essential that those competing for business with the company have absolute confidence in the objectivity of the selection procedures and the awarding of the respective contract.

Community Relations

3.1. Compliance with Laws, Rules and Regulations

The Company is committed to conducting its business with honesty and integrity and in compliance with all applicable laws, rules and regulations. Accordingly, Personnel shall not, for any reason whatsoever, engage in unlawful or unethical acts, or instruct others to do so.

3.2. Environment, Occupational Health and Safety

The Company is committed to conducting its business in compliance with all applicable environmental and occupational health and safety laws and regulations and strives to provide a safe and healthy working environment for its employees and to avoid adverse impact and harm to the environment and the communities in which it operates. It is the responsibility of all Personnel to strive to achieve these objectives.

Fair Treatment, Non-Discrimination

The Personnel must strive to treat fairly at all times other people working in or for the Company, as well as patients, suppliers, competitors, authorities, public officials and the public in general, adjusting their conduct to the ethics of business practices.

No one should take unfair advantage of another person through manipulation, concealment, abuse of privileged information, misrepresentation of material facts or any other unfair practice.

The Company adheres to the ethical principles of non-discrimination, respect for minorities and freedom of conscience and commits its best efforts to ensure that people are treated and treat each other fairly, respectfully and with dignity. Therefore, conduct involving discrimination, harassment or mistreatment will not be tolerated.

In accordance with the principles it upholds, the Company’s policies for the recruitment, promotion and retention of Personnel prohibit discrimination on the basis of any criteria prohibited by law, whether, but not limited to, race, color, sex, sexual orientation, religion, political opinion, age, marital status, national origin, disability or social status.

About the Quality, Use and Protection of Company Information

5.1. Protection of Confidential Information

The Company’s confidential information concerning its activities and patients is a valuable asset. The protection of this information is vital to the Company’s growth and ability to compete, and all Company proprietary information must be kept strictly confidential unless the Company has authorized its disclosure or is required by law.

The Company’s confidential information includes all non-public information that could be of use to competitors or the disclosure of which could cause harm to the Company, its directors or its Patients. Confidential intellectual property information (e.g., trade secrets, patents, trademarks and copyrights), as well as business plans, objectives and strategies, technological, research and new product strategies, the technical makeup of the Laboratory, computer systems and software developed by the Company, records, databases, salary and benefit information, personnel medical information, lists of patients, employees and suppliers and all unpublished financial and pricing information and any information relating to the Directors, the Company, must be protected.

The Personnel, as producer, custodian, user or recipient of this type of information, must adequately protect it, ensuring its individualization, categorization and custody, in accordance with the internal rules and instructions in force.

Unauthorized use and/or distribution of confidential information constitutes a violation of this Code and could have negative consequences for both the Company and the individuals involved. In such cases, the Company will take appropriate disciplinary and/or legal action.

The Company respects the proprietary rights and confidential information of other companies and requires Personnel to observe such rights.

5.2. Content of Correspondence and Record Retention

All Company records and communications must be clear, truthful, complete and accurate. Personnel shall maintain a correct and concise style in correspondence, avoiding exaggeration, conjecture, hasty conclusions, and offensive or unfounded remarks about individuals or institutions. This applies to internal and external communications and correspondence of all kinds, including memos, informal notes or e-mail.

Records may only eliminated when it is certain that they will not be needed or required by the company or the control authorities in the future.

Regarding the correct use of the Internet and e-mail, the corporate guidelines in force (established in the specific regulations) must be respected, prohibiting the use of greeting chains, access and distribution of obscene or material, or any use that could violate this Code.

Protection and Proper Use of Company Assets

The Company’assets must be used only to carry out the Company’s own activities and in accordance with internal regulations.

It is the responsibility of all personnel to protect the Company’s assets (materials, equipment, vehicles, supplies, financial resources, non-public information, IT resources, including hardware, software and information thereon, etc.) from any loss, theft, robbery or other misuse, as these events have a direct negative effect on the Company’s activities. Any suspected loss, theft, robbery or misuse of assets must be reported immediately in the manner provided for in the Company’s internal regulations.

The Company is not responsible for any items or property belonging to the Personnel and used by them in the performance of their duties.

Gifts

7.1. General Principle

No payment shall be made in any form or under any circumstances, either directly or indirectly, nor shall anything of value be given to anyone for the purpose of obtaining or retaining business or obtaining any other measure or decision deemed favorable.

7.2. Business Gifts and Invitations to Individuals

Occasional business gifts and invitations to non-government employees as a courtesy in the framework of business relations, as well as discounts and free services for business promotion purposes, are considered - in principle - an acceptable practice. However, such gifts, invitations and business promotions should be infrequent and their value should be modest. No gifts, discounts or invitations of any other kind should be given.

If you have any doubts, please consult with the Human Capital Manager.

7.3. Gifts and Invitations to Public Officials and Employees

Argentine law prohibits and penalizes payments and gifts of valuables, directly or indirectly to public officials or employees, for the purpose of obtaining or retaining business or obtaining any measure or decision deemed favorable. Therefore, no payment, gift or commercial invitation may be made to a public official or employee, with the sole exception of gifts of little value or infrequent commercial invitations, made as a courtesy or discounts and free services for commercial promotion purposes, and in all cases with the prior approval of the Chief Executive Officer.

7.4. Acceptance of Gifts and Invitations

Any gift offered to Personnel due to their position in the Company must be refused or returned when its acceptance hinders decision making or does not allow them to perform their work efficiently, objectively or ethically.

The Company’s Personnel may accept:

a) Transportation in the event that it is necessary to attend training, demonstrations or executive meetings with clients (previously authorized by a management level, if applicable).

b) Bonuses and promotional discounts, if the benefits are not exclusive.

c) Gifts of little value (calendars, pens, diaries, etc.), which are usually offered to employees of other companies whose business relationship with the giver is similar.

Gifts of any other kind must not be accepted. If the Personnel receives an impermissible gift (money, important gifts, trips, etc.), which he/she has not had the opportunity to refuse, the recipient must notify the Head of Human Capital, who will determine its destination, arranging, if appropriate, its restitution or its use for charity.

Political Activities and Contributions

The Company shall not make contributions to political parties or groups. It is not the Company’s intention to discourage or prevent Personnel, on an individual basis, from making contributions to political parties or groups or engaging in political activities on their own behalf, although they may not do so during working hours, in the workplace or on Company premises.

The Company shall not reimburse (either directly or indirectly), to any member of the Personnel, the contributions or contributions to political parties or groups, which he/she may have made personally.

Personnel, as citizens, may participate in public activities and assume civic positions, provided that this does not imply a conflict of interest between their position in the Company and the public function.

Compliance with this Code

The Head of Human Capital, with the assistance of Management and Managers, shall have primary authority and responsibility for compliance with this Code.

The Company recognizes the need for this Code to be applied equally to all Personnel, who must comply with all provisions of this Code. Violations of this Code constitute misconduct and may result in the application of corrective or disciplinary measures appropriate to the seriousness of the misconduct, including dismissal or removal from office. In the event of violations involving unlawful conduct, the Board of Directors may order the reporting thereof to the competent authorities.

Violations of this Code must be reported in accordance with the provisions of Item 11 herein (“Reporting of Unlawful or Unethical Conduct”).

The Company wishes to promote the application of the principles underlying this Code by those with whom it does business. Accordingly, it is prohibited to engage a third party to perform any act prohibited by law or by this Code or to do business with those who intentionally and blatantly violate the law or the fundamental principles of this Code.

Reporting of Unlawful or Unethical Conduct

10.1. The Company encourages Employees to promptly report any actual or potential violations of applicable laws, rules or regulations or the provisions of this Code and is committed to seriously investigating any good faith reports of such violations. The Company will not tolerate retaliation of any kind for reports or complaints made in good faith regarding misconduct. Open communication of questions and concerns by all Personnel, without fear of negative reactions or retaliation, is deemed vital to the successful implementation of this Code. All Personnel are asked to cooperate in internal investigations of misconduct or violations of this Code.

10.2. Any act that actually or potentially violates the laws, rules or regulations in force or the provisions of this Code, as well as any question regarding accounting, internal accounting control or auditing matters, may be reported to the address capitalhumano@heritas.com.ar, which is responsible, among other things, for receiving complaints.

which will guarantee the confidentiality of the information received. Likewise, you may choose to make the complaints in person or in writing to the person in charge of Human Capital, and/or Management.

10.3 Complaints and questions on accounting, internal accounting control or auditing matters may be made anonymously. Complaints on other matters may not be made anonymously.

10.4. The Directorate shall evaluate each complaint and may exclude any that are determined to be defamatory or lacking in seriousness or those made anonymously, except when they refer accounting, internal accounting control or auditing matters. The Directorate will refer each complaint to the corresponding function for processing and will follow up on such processing.